EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	David T. Parker
Micron Technology
(208) 368-4400
dtparker@micron.com
www.micron.com

MICRON TECHNOLOGY, INC., RESPONDS TO RECENT ARTICLE

Boise, Idaho, November 11, 2004 — Micron Technology, Inc., today clarified and corrected a recent story about the company that appeared in the November 3, 2004, issue of Electronics Weekly regarding the pending U.S. Department of Justice (DOJ) investigation into pricing in the DRAM industry.

Since the beginning of the investigation, Micron has indicated it is cooperating fully and actively with the DOJ.  Micron’s cooperation is pursuant to the terms of the DOJ’s Corporate Leniency Policy, which provides that in exchange for Micron’s full, continuing and complete cooperation in the pending investigation, Micron will not be subject to prosecution, fines, or other penalties.

Micron’s Chairman, Chief Executive Officer and President Steve Appleton stated, “Today’s business environment demands broad company awareness and adherence to the principles of good corporate governance and legal compliance.  It also requires cooperation with government agencies in investigations of possible wrongdoing.”

Appleton continued, “Although a recent Electronics Weekly article suggested that I believe it is not possible to control prices in this industry and that the DOJ’s investigation is theoretical, neither is the case.  The DOJ’s investigation revealed evidence of price fixing by Micron employees and its competitors on DRAM sold to certain computer and server manufacturers.  Nevertheless, if Micron fully complies with the Corporate Leniency Policy, Micron will not be subject to criminal sanctions or fines, notwithstanding Micron’s involvement in the misconduct.”

Appleton stated further, “Micron deplores any effort to fix or stabilize prices and is committed to rectifying past behavior and ensuring any misconduct will not recur.  Micron is dedicated to strong governance practices and comprehensive compliance programs.  These efforts include global programs to ensure our employees understand how to interact appropriately with competitors, suppliers and customers.  Our belief in these principles guides the company’s long-standing commitment to strong governance practices and our implementation of up-to-date, comprehensive compliance programs. Micron continues to cooperate fully and actively with the DOJ in its investigation.”

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its Web site at www.micron.com.

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